Exhibit 99.1
For Release December 1, 2006 4:30 a.m. PST
STERLING FINANCIAL CORPORATION OF SPOKANE, WASHINGTON,
COMPLETES ITS ACQUISITION OF FIRSTBANK NW CORP.
December 1, 2006, Spokane, WA — Sterling Financial Corporation (NASDAQ: STSA) today announced it has completed its acquisition of FirstBank NW Corp. (“FirstBank”), the parent company of FirstBank Northwest, headquartered in Clarkston, Washington.
Holders of FirstBank common stock are to receive 0.789 shares of Sterling common stock and $2.55 in cash for each FirstBank share that they own. FirstBank shareholders will receive a letter with transmittal instructions to assist in the process of exchanging their FirstBank share certificates for cash and Sterling share certificates. Sterling anticipates that these documents will be mailed to FirstBank shareholders during the middle of December.
Shares of FirstBank also ceased trading on the Nasdaq Global Market effective with the close of the market yesterday, November 30, 2006. The acquisition of FirstBank by Sterling strengthens Sterling’s leadership role in community banking in the West, with assets of $10 billion and a network of 158 branches and 161 ATM’s.
Sterling Chairman and Chief Executive Officer, Harold B. Gilkey, commented, “We are very pleased to welcome the employees, customers and shareholders of FirstBank NW Corp. into the Sterling family. This transaction reflects our long-range strategic plan of concentrating on our core businesses, including our ability to diversify loan portfolio opportunities and increasing deposit market share across the region.”
ABOUT STERLING FINANCIAL CORPORATION
Sterling Financial Corporation of Spokane, Washington is a bank holding company, of which the principal operating subsidiaries are Sterling Savings Bank and Golf Savings Bank. Sterling Savings Bank is a Washington State-chartered, federally insured commercial bank, which opened in April 1983 as a stock savings and loan association. Sterling Savings Bank, based in Spokane, Washington, has financial service centers throughout Washington, Oregon, Idaho and Montana. Through Sterling Saving Bank’s wholly owned subsidiaries, Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices in Washington, Oregon, Idaho, Montana, Utah, Arizona and California. Sterling Savings Bank’s subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities and tax-deferred annuities and other investment products through regional representatives throughout Sterling Savings Bank’s branch network.

Golf Savings Bank is a Washington State-chartered and FDIC insured savings bank. Golf Savings Bank’s primary focus is the origination of single-family residential mortgage loans.

Sterling Contacts:	Sterling Financial Corporation

Harold B. Gilkey Chairman and Chief Executive Officer 509-354-8186

Daniel G. Byrne EVP, Chief Financial Officer 509-458-3711

Marie Hirsch AVP, Director of Investor Relations 509-354-8165

Media Contacts:	Jennifer Lutz Public Relations Specialist 509-458-2711 Extension 6545